Exhibit 99.1

Innovaro Announces Leadership Change

Tampa, FL — (Business Wire) – August 16, 2010 – Innovaro, Inc. (NYSE Amex: INV) today announced that Mr. Douglas Schaedler, its Chief Executive Officer, has resigned from his position as Chief Executive Officer of the Company and from his position as a member of the Board of Directors, effective as of August 16, 2010.

In place of Mr. Schaedler, the Company’s Board of Directors appointed Mr. Asa Lanum as Interim Chief Executive Officer. The Company’s Board of Directors will engage in a search for a permanent Chief Executive Officer and, as part of such search, will identify and evaluate Chief Executive Officer candidates from within and outside the Company.

Mr. Lanum was formerly Managing Principal and Senior Technology Principal within The CTO Group and prior to that he was President and Chief Executive Officer of FORTEL Inc. (NASD: FRTL) an independent software vendor specializing in service level management. Mr. Lanum has served the IT community for over 35 years and has been responsible for establishing IT strategy, enterprise architectures and SDLC processes for global IT organizations.

“I have enjoyed my six-year affiliation with Innovaro. Since becoming Chief Executive Officer, my goal has been to strengthen the Company’s balance sheet and re-position it for growth in the software industry, and I believe that has been accomplished. My departure has been amicable,” commented Mr. Schaedler.

“Innovaro is grateful for Mr. Schaedler’s contributions to the Company. We plan to continue our current strategy and we believe we are now positioned for growth in the software industry under the leadership of a new Chief Executive Officer with significant software industry experience. We wish Mr. Schaedler well in his future endeavors. Mr. Schaedler’s departure has been amicable,” said Charlie Pope, Chairman of the Board of Directors on behalf of Innovaro.

About Innovaro

Innovaro, Inc. is a comprehensive end-to-end innovation solution provider. With fully scalable solutions, whether for a global 1000 company or small R&D lab or university scientist, we help our clients create breakthrough innovation, realize latent value in their IP and accelerate their innovations to market. Leading companies trust us to create profitable growth, new revenue streams, enduring capabilities and lasting value through innovation. For more information about us, please visit our website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward looking statements and some of these factors are identified in the Company’s Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Innovaro

Terresa Zimmerman

media@innovaro.com

813-754-4330 x247